                                  EXHIBIT 3.1a
                                                                 FILED# C4286-01
                                                                     FEB 21 2001
                                                        In the office of
                                                           Dean Heller
                                                  DEAN HELLER SECRETARY OF STATE




                            ARTICLES OF INCORPORATION
                                       OF
                            3 PEA TECHNOLOGIES, INC.



         The undersigned Incorporator is authorized to prepare and file the following Articles of Incorporation under the provisions of Chapter 78 of the Nevada Revised Statutes.


                                    ARTICLE I
                                      Name

         The name of the Corporation is 3 PEA TECHNOLOGIES, INC.


                                   ARTICLE II
                                     Purpose

         The corporation is organized for the purpose of engaging in any lawful act of activity, within or without the State of Nevada, for which a corporation may be organized under the General Corporation Laws of the state of Nevada.


                                   ARTICLE III
                      Resident Agent and Registered Office

         A. RESIDENT AGENT. The name and address of the Resident Agent for the service of process is State Agent and Transfer Syndicate, Inc., 202 North Curry Street, Suite 100, Carson City, Nevada 89703-4121

         B. REGISTERED OFFICE. The address of its Registered office is 202 North Curry Street, Suite 100, Carson City, Nevada 89703-4121

         C. OTHER OFFICES. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held outside the state of Nevada with the same effects as if held in the State of Nevada.

                                   ARTICLE IV
                                 Shares of Stock

         A. NUMBER AND CLASS OF SHARES. The corporation is authorized to issue 1,000,000 shares if capital stock having $.001 par value per share. All of the shares of stock shall be designated Common Stock, without preference of distinction.
         B. ASSESSMENT OF SHARES. The capital stock of the Corporation, after the amount of the par value has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.


                                    ARTICLE V
                                    Directors

         The members of the governing board of the Corporation are designated as Directors. The initial Board of Directors shall consist of one (1) member. The name and post office box or street address, either residence or business, of the sole member of the initial board of directors is as follows:

         NAME                           ADDRESS

         MARK R. NEWCOMER               31310 EAGLEHAVEN CIRCLE
                                        RANCHO PALOS VERDES, CA 90275

         The sole member of the initial board of directors will serve as the sole Director until the first meeting of the shareholders or until his or her respective successor is elected and qualified. Thereafter, the number of directors, whether a fixed number of Director or a variable number of directors with a fixed minimum and maximum number, and the manner in which the directors may be increased or decreased, shall be as provided in the bylaws of the Corporation.


                                   ARTICLE VI
                       Directors' and Officers' Liability

         A. ELIMINATION OF LIABILITY. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only
(1) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of but liability shall otherwise be eliminated or limited to the fullest extent permitted by Nevada law as it may allow from time to time.

         B. MANDATORY INDEMNIFICATION.The Corporation shall indemnify the officers and directors of the corporation to the fullest extent permitted by Nevada law as the same exist or may hereafter be amended.

         C. MANDATORY PAYMENT OF EXPENSES. The expenses of the officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

         D. EFFECT OF AMENDMENT OR REPEAL. Except as provided in Article IV, Section B., this corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation or its bylaws. However, any amendment to or repeal of any of the provisions in this Article VI shall not adversely affect any right or protection of a director or officer if the Corporation for or with respect to any act or omission of such director or officer occurring to such amendment or repeal.


                                   ARTICLE VII
                                  Incorporator

         The name and post office address if the incorporator authorized to form this corporation is as follows:

                      Attorneys Corporation Services, Inc.
                              4664 Lankershim Blvd.
                          No. Hollywood, CA 91602-1836

DATED:   February 21, 2001

                           Signed
                           -----------------------------------
                           Rebecca J. Miller, Incorporator
                           (for Attorneys Corporation Service, Inc.)

Acceptance of Resident Agent: State Agent and Transfer Syndicate, Inc. hereby accepts the appointment as Resident Agent for the above named corporation.


Signed                                                             2/21/01
------------------------------------                               ---------
Kathy G. Moury                                                     Date
(for State Agent and Transfer Syndicate, Inc).
Representative of Resident Agent